Exhibit 99.1

For Immediate Release

April 14, 2006

Greer Bancshares Incorporated

Contact: Dennis Hennett

Phone: (864) 848-5118

Greer Bancshares Incorporated Reports First Quarter Earnings

GREER, SC —Greer Bancshares Incorporated, the parent company of Greer State Bank, today reported net income of $646,000, or 25 cents per diluted share, for the quarter ended March 31, 2006, compared to $672,000, or 27 cents per diluted share, for the first quarter of 2005, a decrease in net income of 3.9%. Total assets increased 26.9% to $316 million at March 31, 2006, from $249 million at March 31, 2005. Total Loans increased to $217 million from $144 million, up over 50%.

“Despite the nominal decrease in first quarter earnings this year compared to last year, we are pleased with the improvement in our core operating earnings” said Ken Harper, President. “In the first quarter of 2005, we had $202,000 in gains on the sale of securities, loans, and real estate compared to $18,750 in the first quarter of 2006. Furthermore, we increased the provision for loan losses in the first quarter of this year by $115,000 over last year’s first quarter provision due to the strong growth in our loan portfolio,” Harper added.

Greer State Bank is now in its eighteenth year of operations and serves the greater Greer community with three offices and a fourth office in the Taylors community. Greer Bancshares Incorporated is quoted on the Over-the-Counter Bulletin Board under the symbol GRBS.